UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
GAYLORD ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Delaware	73-0664379
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee	37214
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: None.
Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.
     On August 12, 2011, Gaylord Entertainment Company (the “Company”), entered into an amendment (the “Amendment”) to the Amended and Restated Rights Agreement by and between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), to extend the expiration date of the rights contained therein from August 12, 2011 to August 12, 2012 (which Amendment the Board of Directors of the Company approved on August 11, 2011). Except for the extension of the expiration date, the Rights Agreement otherwise remains unmodified.
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 12, 2011, and is incorporated herein by reference.
     A copy of the Rights Agreement was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 10, 2009, and is incorporated herein by reference.
Item 2. Exhibits
1.	Amendment No. 1 dated as of August 12, 2011 to the Amended and Restated Rights Agreement, dated as of March 9, 2009, between Gaylord Entertainment Company and Computershare Trust Company, N.A. incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2011.

2.	Amended and Restated Rights Agreement, dated as of March 9, 2009, by and between Gaylord Entertainment Company and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock (Exhibit A), the Form of Rights Certificate (Exhibit B) and the Form of Summary of Rights to Purchase Preferred Shares (Exhibit C), incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2009.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GAYLORD ENTERTAINMENT COMPANY
Date: August 12, 2011	By:	/s/ Carter R. Todd
	Name:	Carter R. Todd
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX
1.	Amendment No. 1 dated as of August 12, 2011 to the Amended and Restated Rights Agreement, dated as of March 9, 2009, between Gaylord Entertainment Company and Computershare Trust Company, N.A. incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2011.

2.	Amended and Restated Rights Agreement, dated as of March 9, 2009, by and between Gaylord Entertainment Company and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock (Exhibit A), the Form of Rights Certificate (Exhibit B) and the Form of Summary of Rights to Purchase Preferred Shares (Exhibit C), incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2009.